SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

     Name: MERCURY INTERNET STRATEGIES FUND, INC.

     Address of Principal Business Office (No. & Street, City, State, and Zip
Code):

               800 Scudders Mill Road
               Plainsboro, New Jersey  08536

     Telephone Number (including area code): (609) 282-2000

     Name and Address of Agent for Service of Process:

               Michael J. Hennewinkel
               800 Scudders Mill Road
               Plainsboro, New Jersey  08536

               Mailing Address:
               P.O. Box 9011
               Princeton, New Jersey  08543-9011

     Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               YES  |X|                      NO  | |


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                                   SIGNATURES


Form of signature if the Registrant is an investment company having a Board of Directors:

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 13th day of March, 2000.



Signature:

                                   MERCURY INTERNET STRATEGIES FUND, INC.



     By:  /s/ Terry K. Glenn
         ____________________________________________
          Terry K. Glenn, Director and President





 Attest:



 By:  /s/ Donald C. Burke
      _______________________________________________
      Donald C. Burke, Vice President and Treasurer